Exhibit 99.1

F.N.B. Corporation Stress Test Results Validate Current
Capital Management Strategies

PITTSBURGH, PA – June 17, 2015 – F.N.B. Corporation (NYSE: FNB) is pleased to announce the results of its 2015 company-run capital stress test (“Dodd-Frank Act Stress Test” or “DFAST”). F.N.B. and its subsidiary bank, First National Bank of Pennsylvania (FNBPA), are required to disclose the results of the DFAST annually, beginning with the 2015 test.

Results indicate that, even in the severely adverse scenario presented by the test, F.N.B. and FNBPA’s capital ratios exceed both the regulatory minimum required ratios mandated under Basel III and the well-capitalized thresholds throughout the nine-quarter time horizon. These results validate the Company’s current capital management strategies and management’s approach to operating with a low-risk balance sheet.

In accordance with guidelines prescribed by Federal bank regulatory agencies, F.N.B.’s annual stress test results reflect the impact of a hypothetical, severely adverse macroeconomic scenario with respect to the Company’s earnings, consolidated losses, revenues, expenses, and balance sheet (including risk-weighted assets). Detailed results can be found at www.fnbcorporation.com under Regulatory Disclosures.

The publication of the severely adverse scenario stress test results by F.N.B. should not be taken as an indication of the Company’s present or future performance and investors should not draw any positive or negative inference regarding F.N.B.’s stress test results.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in six states, including three major metropolitan areas. It holds a top retail deposit market share in Pittsburgh, PA, Baltimore, MD, and Cleveland, OH. The Company has total assets of $16.3 billion and more than 280 banking offices throughout Pennsylvania, Maryland, Ohio and West Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. The Company also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee. The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

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MEDIA CONTACT: Jennifer Reel 724.983.4856 Cell: 724.699.6389 Reel@fnb-corp.com